DocuSign Envelope ID: 5D3CE323-414A-498D-A95E-B45802F2F177

Exhibit 10.1

FIRST AMENDMENT TO LEASE

THIS FIRST AMENDMENT TO LEASE (this “First Amendment”) is dated as of May 3 _, 2023 (the “Effective Date”), by and between ARE-MA REGION NO. 94, LLC, a Delaware limited liability company (“Landlord”), and OMEGA THERAPEUTICS, INC., a Delaware corporation (“Tenant”).

RECITALS

A.
Landlord and Tenant are parties to that certain Lease Agreement dated as of November 4, 2021 (the “Lease”). Pursuant to the Lease, Tenant leases certain “Premises” known as (i) Suite 501,

(ii) chemical storage rooms CC5 and RC5, (iii) penthouse storage room PH5, and (iv) Suite 105, containing approximately 89,246 rentable square feet of space in that certain building known as One Charles Park, Cambridge, Massachusetts. The Premises are more particularly described in the Lease. Capitalized terms used herein without definition shall have the meanings defined for such terms in the Lease.

B.
The Commencement Date of the Lease has been delayed.

C.
Landlord has agreed to delay the Target Commencement Date, and Tenant has agreed to increase the initial Base Rent payable under the Lease by $1.00 per rentable square foot per year as consideration for Landlord’s agreement to delay the Target Commencement Date.

D.
At the request of the City of Cambridge of Public Works, the addresses associated with the Project have been changed.

E.
Landlord and Tenant desire to amend the Lease to, among other things, (i) provide for the delivery of the Premises in one phase, (ii) provide for the portion of the Premises consisting of Suite 105 to be delivered with the Base Building Improvements only Substantially Completed without any Tenant Improvements, (iii) increase the initial Base Rent payable under the Lease, and (iv) reflect the changes to the Project addresses.

NOW, THEREFORE, in consideration of the foregoing Recitals, which are incorporated herein by this reference, the mutual promises and conditions contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Landlord and Tenant hereby agree as follows:

1.
Target Commencement Date. As of the Effective Date, the defined terms “Phase 1 Target Commencement Date” and “Phase 2 Target Commencement Date” on page 1 of the Lease are hereby deleted and replaced with the following:

“Target Commencement Date: May 4, 2023”

Notwithstanding anything to the contrary contained in the Lease, Landlord and Tenant acknowledge and agree that the Commencement Date may occur prior to the Target Commencement Date if Landlord’s Work is Substantially Completed prior to the Target Commencement Date.

2.
Building, Project and Parking Garage.

a.
As of the Effective Date, the defined term “Building” on page 1 of the Lease is hereby deleted and replaced with the following:

“Building: That certain building in the Project known as 140 First Street, Cambridge, Massachusetts, and located on the real property owned by Landlord and described on Exhibit B.”

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DocuSign Envelope ID: 5D3CE323-414A-498D-A95E-B45802F2F177

b.
As of the Effective Date, the defined term “Project” on page 1 of the Lease is hereby deleted and replaced with the following:

“Project: The project commonly known as “140 First Street” which consists of the real property on which the Building in which the Premises are located, together with all improvements thereon and appurtenances thereto as described on Exhibit B.”

Landlord and Tenant acknowledge and agree that, notwithstanding anything to the contrary contained in Exhibit B of the Lease, as of the Effective Date (i) any and all references in the Lease (including, without limitation, Exhibit A and Exhibit B of the Lease) to “One Charles Park” and “One Rogers Street” are hereby deleted, (ii) the property addresses associated with the legal description for the Project set forth on Exhibit B of the Lease now refer to 124, 130 and 140 First Street, and (iii) notwithstanding the foregoing, the entire Project shall be known as “140 First Street” and the mailing address for the entire Project is 140 First Street, Cambridge, Massachusetts 02142.

c.
As of the Effective Date, the defined term “Charles Park Garage” in Section 10 of the Lease is hereby deleted and replaced with “140 First Street Project Garage.”

3.
Base Rent. As of the Effective Date, the defined term “Base Rent” on page 1 of the Lease is hereby deleted and replaced with the following:

“Base Rent: $116.00 per rentable square foot of the Premises per year, subject to adjustment pursuant to Section 4 hereof.”

4.
Delivery.

a.
As of the Effective Date, Section 2 of the Lease is hereby deleted and replaced with the following:

“2. Delivery; Acceptance of Premises; Commencement Date. Subject to the second to last sentence of this paragraph, Landlord shall use commercially reasonable efforts to deliver the Premises to Tenant on or before the Target Commencement Date, with Landlord’s Work Substantially Completed (“Delivery” or “Deliver”). If Landlord fails to timely Deliver the Premises, Landlord shall not be liable to Tenant for any loss or damage resulting therefrom, and this Lease shall not be void or voidable except as provided herein. Notwithstanding anything to the contrary contained herein, if Landlord fails to Deliver the Premises to Tenant within 60 days after the Target Commencement Date (as such date may be extended by Force Majeure delays and/or Tenant Delays, the “Abatement Date”), Base Rent shall be abated 1 day for each day after the Abatement Date that Landlord fails to Deliver the Premises to Tenant. If Landlord does not Deliver the Premises within 180 days of the Target Commencement Date for any reason other than Force Majeure and/or Tenant Delays, this Lease may be terminated by Tenant by written notice to Landlord, and if so terminated by Tenant, neither Landlord nor Tenant shall have any further rights, duties or obligations under this Lease, except with respect to provisions which expressly survive termination of this Lease. As used herein, the terms “Landlord’s Work,” “Tenant Delays” and “Substantially Completed” shall have the meanings set forth for such terms in the Work Letter. Notwithstanding the foregoing or anything to the contrary contained in this Lease or the Work Letter, Landlord and Tenant agree that (a) “Landlord’s Work” with respect to the Suite 105 Premises shall mean the construction of the Base Building Work only and shall not include the construction by Landlord of any Tenant Improvements in the Suite 105 Premises, (b) the Suite 105 Premises will be delivered to Tenant is shell condition, and (c) the Substantial Completion of Landlord’s Work in the Suite 105 Premises shall not require the issuance of a certificate of occupancy or temporary certificate of occupancy (or an equivalent approval having been issued) for the Suite 105 Premises. If Tenant does not elect to void this Lease within 5 business days of the lapse of such 180 day

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period set forth in this paragraph, such right to void this Lease shall be waived and this Lease shall remain in full force and effect.

The “Commencement Date” shall be the earlier of: (i) the date Landlord Delivers the Premises to Tenant; and (ii) the date Landlord could have Delivered the Premises but for Tenant Delays. The “Suite 105 Rent Commencement Date” shall be July 31, 2023.

Except as set forth in the Work Letter or as otherwise expressly set forth in this Lease: (i) Tenant shall accept the Premises in their condition as of the Commencement Date; (ii) Landlord shall have no obligation for any defects in the Premises; and (iii) Tenant’s taking possession of the Premises shall be conclusive evidence that Tenant accepts the Premises and that the Premises were in good condition at the time possession was taken. Any occupancy of the Premises by Tenant before the Commencement Date shall be subject to all of the terms and conditions of this Lease, excluding, so long as Tenant is not conducting business in any portion of the Premises, the obligation to pay Base Rent and Operating Expenses with respect to the Premises.

For the period of 90 consecutive days after the Commencement Date, Landlord shall, at its sole cost and expense (which shall not constitute an Operating Expense), be responsible for any repairs that are required to be made to the Building or Building Systems (as defined in Section 13) serving the Premises, unless Tenant or any Tenant Party was responsible for the cause of such repair, in which case Tenant shall pay the cost. Tenant shall also have the benefit of any warranties issued to Landlord in connection with Landlord’s Work related to the Premises.

Upon request of Landlord, Tenant shall execute and deliver a written acknowledgment of the Commencement Date and the expiration date of the Term when such are established in the form of the “Acknowledgement of Commencement Date” attached to this Lease as Exhibit D; provided, however, Tenant’s failure to execute and deliver such acknowledgment shall not affect Landlord’s rights hereunder. The “Term” of this Lease shall be the Base Term, as defined above on the first page of this Lease and any Extension Terms which Tenant may elect pursuant to Section 39 hereof.

Tenant agrees and acknowledges that neither Landlord nor any agent of Landlord has made any representation or warranty with respect to the condition of all or any portion of the Premises or the Project, and/or the suitability of the Premises or the Project for the conduct of Tenant’s business, and Tenant waives any implied warranty that the Premises or the Project are suitable for the Permitted Use. Landlord represents and warrants that the person signing this Lease on behalf of Landlord is duly authorized to execute and deliver this Lease on behalf of Landlord as a legally binding contract of Landlord. Tenant represents and warrants that the person signing this Lease on behalf of Tenant is duly authorized to execute and deliver this Lease on behalf of Tenant as a legally binding contract of Tenant. This Lease constitutes the complete agreement of Landlord and Tenant with respect to the subject matter hereof and supersedes any and all prior representations, inducements, promises, agreements, understandings and negotiations which are not contained herein. Landlord in executing this Lease does so in reliance upon Tenant’s representations, warranties, acknowledgments and agreements contained herein.”

b.
All references (i) in the Lease to “Phase 1 Premises” are hereby replaced with “Suite 501 Premises,” (ii) in the Lease to “Phase 2 Premises” shall be replaced with “Suite 105 Premises,”

(iii) in Section 3 and Section 5 of the Lease to “Phase 2 Premises Commencement Date” are hereby replaced with “Suite 105 Premises Rent Commencement Date,” (iv) in Section 7 and Section 10 of the Lease to “Phase 2 Premises Commencement Date” are hereby replaced with “Suite 105 Premises Rent Commencement Date,” and (v) in the Work Letter to “Phase 2 Premises,” “Phase 2 Target Commencement Date,” and “Phase 2 Commencement Date” are hereby deleted. For the avoidance of doubt, Tenant shall commence paying both Base Rent and

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DocuSign Envelope ID: 5D3CE323-414A-498D-A95E-B45802F2F177

Operating Expenses with respect to the Suite 105 Premises on the Suite 105 Premises Rent Commencement Date.

5.
Additional Tenant Improvement Allowance. Notwithstanding anything to the contrary contained in the Lease, the parties acknowledge that Tenant has notified Landlord that Tenant has elected to use 100% of the Additional Tenant Improvement Allowance with respect to the entire Premises in accordance with the terms of the Lease.

6.
Second Additional Tenant Improvement Allowance.

a.
In addition to the Tenant Improvement Allowance and the Additional Tenant Improvement Allowance, Landlord shall make available to Tenant for the payment of Excess TI Costs (as defined in the Work Letter attached to the Lease as Exhibit C) a “Second Additional Tenant Improvement Allowance” in the maximum amount of $50.00 per rentable square foot of the Premises. The Additional Tenant Improvement Allowance must be fully disbursed prior to any portion of the Second Additional Tenant Improvement Allowance being disbursed. Commencing on the Commencement Date and continuing thereafter on the first day of each month during the Base Term, Tenant shall pay the amount necessary to fully amortize the portion of the Second Additional Tenant Improvement Allowance actually funded by Landlord, if any, in equal monthly payments with annual interest at a rate of 10% per annum over the Base Term, which interest shall begin to accrue on the Commencement Date (“Additional TI Rent”). Any Additional TI Rent remaining unpaid as of the expiration or earlier termination of the Lease shall be paid to Landlord in a lump sum at the expiration or earlier termination of this Lease. For the avoidance of doubt, Additional TI Rent shall not be subject to adjustment pursuant to Section 4(a) of the Lease. Tenant shall have no right to prepay all or any portion of the Additional TI Rent at any time prior to the expiration or earlier termination of the Lease.

Tenant shall notify Landlord in writing by December 31, 2023 (the “Second Additional Tenant Improvement Allowance Election Date”), regarding how much of the Second Additional Tenant Improvement Allowance Tenant has elected to use. If Tenant fails to deliver such notice to Landlord by the Second Additional Tenant Improvement Allowance Election Date, Tenant shall be deemed to have elected not to use any portion of the Second Additional Tenant Improvement Allowance. Such election (or deemed election) shall be final and binding on Tenant, and may not thereafter be modified without Landlord’s consent, which may be granted or withheld in Landlord’s sole and absolute subjective discretion. Tenant acknowledges and agrees that (i) the amount of monthly Additional TI Rent payable by Tenant may not be calculated (or may be re-calculated) until after the Commencement Date, and (ii) the first installment of Additional TI Rent payable following such calculation (or re-calculation) of Additional TI Rent may consist of (x) the monthly installment of Additional TI Rent due for the calendar month immediately following calculation (or re-calculation) of TI Rent, plus (y) all outstanding and unpaid Additional TI Rent for the period commencing on the Commencement Date through the last day of the calendar month during which such calculation (or re-calculation) of TI Rent occurred.

b.
As of the Effective Date, the term “TI Allowance” as defined in the Work Letter shall mean the Tenant Improvement Allowance, the Additional Tenant Improvement Allowance and the Second Additional Tenant Improvement Allowance.

c.
When the TI Rent and Additional TI Rent payable under the Lease have been established following the Substantial Completion and payment in full of Landlord’s Work, Tenant shall execute and deliver a written acknowledgment of TI Rent in the form attached to this First Amendment as Exhibit A; provided, however, Tenant’s failure to execute and deliver such acknowledgment shall not affect Landlord’s rights hereunder.

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d.
Notwithstanding anything to the contrary contained in the Work Letter, only the portion of the TI Allowance attributable to the Suite 501 Premises shall be available for TI Costs under the Work Letter. Landlord shall make the portion of the TI Allowance attributable to the Suite 105 Premises (collectively, the “Suite 105 TI Allowance”), which shall include the portion of the Additional Tenant Improvement Allowance and Second Additional Tenant Improvement Allowance applicable to the Suite 105 Premises on a per rentable square foot basis, available to Tenant for use during the first 12 calendar months after the Commencement Date (the “Suite 105 Allowance Outside Date”), for the reimbursement to Tenant of reasonable costs incurred by Tenant for fixed and permanent Alterations in Suite 105 Premises performed by Tenant in accordance with Section 12 of the Lease (as evidenced by invoices delivered to Landlord along with Tenant’s written request for reimbursement of such amounts). Any portion of the Suite 105 TI Allowance remaining undisbursed as of the Suite 105 Allowance Outside Date shall deemed to have been forfeited by Tenant and Tenant shall have no further right to any portion of the Suite 105 TI Allowance.

7.
Tenant Improvements.

a.
Landlord and Tenant acknowledge and agree that (a) the requirements for approval under Sections 2(b) and (2)(c) of the Work Letter have been fulfilled and the first sentence of Section 2(d) of the Work Letter is hereby deleted, (b) those certain plans for the Tenant Improvements prepared by the TI Architect dated July 22, 2022, and have been approved by Landlord and Tenant (the “Approved Plans”), (c) Landlord has ordered materials and equipment and has commenced construction of the Tenant Improvements based on the Approved Plans, and (d) any changes requested by Tenant to the Approved Plans shall constitute Changes subject to Sections 4(a) and 4(b) of the Work Letter.

b.
Landlord and Tenant acknowledge and agree that Section 4(c) of the Work Letter is hereby deleted in its entirety and Tenant has no further right to request Changes to the Base Building Improvements.

c.
Landlord and Tenant acknowledge and agree that Landlord entered into a “Guaranteed Maximum Price” contract for the construction of the Tenant Improvements with the General Contractor based on the Approved Plans and the Approved Budget and that Tenant has no further right to deliver a Value Engineering Notice under the Work Letter.

d.
Landlord and Tenant hereby agree that the anticipated schedule for Landlord’s design and construction of the Base Building Improvements attached to the Work Letter as Schedule 2 is hereby deleted in its entirety and of no further force or effect.

8.
Tenant’s Notice Address. Notwithstanding anything to the contrary contained in the Lease, following the Commencement Date, Tenant’s Notice Address shall be:

140 First Street, Suite 501

Cambridge MA 02142 Attn: Barbara Chan

9.
OFAC. Tenant and, to Tenant’s knowledge, all beneficial owners of Tenant are currently (a) in compliance with and shall at all times during the Term of the Lease remain in compliance with the regulations of the Office of Foreign Assets Control (“OFAC”) of the U.S. Department of Treasury and any statute, executive order, or regulation relating thereto (collectively, the “OFAC Rules”), (b) not listed on, and shall not during the Term of the Lease be listed on, the Specially Designated Nationals and Blocked Persons List maintained by OFAC and/or on any other similar list maintained by OFAC or other governmental authority pursuant to any authorizing statute, executive order, or regulation, and (c) not a person or entity with whom a U.S. person is prohibited from conducting

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business under the OFAC Rules.

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10.
Brokers. Landlord and Tenant each represents and warrants that it has not dealt with any broker, agent or other person (collectively, “Broker”) in connection with the transaction reflected in this First Amendment and that no Broker brought about this transaction. Landlord and Tenant each hereby agrees to indemnify and hold the other harmless from and against any claims by any Broker claiming a commission or other form of compensation by virtue of having dealt with Tenant or Landlord, as applicable, with regard to this First Amendment.

11.
Miscellaneous.

a.
This First Amendment is the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior and contemporaneous oral and written agreements and discussions. This First Amendment may be amended only by an agreement in writing, signed by the parties hereto.

b.
This First Amendment is binding upon and shall inure to the benefit of the parties hereto and their respective agents and assigns.

c.
Tenant acknowledges that Landlord’s business operations are proprietary to Landlord. Absent prior written consent from Landlord, Tenant shall hold confidential and will not disclose to third parties, and shall require Tenant Parties to hold confidential and not disclose to third parties, information regarding the systems, controls, equipment, programming, vendors, tenants, and specialized amenities of Landlord.

d.
This First Amendment may be executed in 2 or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Counterparts may be delivered via facsimile, electronic mail (including pdf or any electronic signature process complying with the U.S. federal ESIGN Act of 2000) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes. Electronic signatures shall be deemed original signatures for purposes of this First Amendment and all matters related thereto, with such electronic signatures having the same legal effect as original signatures.

e.
Except as amended and/or modified by this First Amendment, the Lease is hereby ratified and confirmed and all other terms of the Lease shall remain in full force and effect, unaltered and unchanged by this First Amendment. In the event of any conflict between the provisions of this First Amendment and the provisions of the Lease, the provisions of this First Amendment shall prevail. Whether or not specifically amended by this First Amendment, all of the terms and provisions of the Lease are hereby amended to the extent necessary to give effect to the purpose and intent of this First Amendment.

f.
Tenant acknowledges that Landlord’s business operations are proprietary to Landlord. Absent prior written consent from Landlord, Tenant shall hold confidential and will not disclose to third parties, and shall require Tenant Parties to hold confidential and not disclose to third parties, information concerning Landlord’s business operations, including but not limited to information regarding the systems, controls, equipment, programming, vendors, tenants, and specialized amenities of Landlord. Notwithstanding the foregoing, Tenant may disclose such information (x) to Tenant’s employees, board of directors, committees, lenders, investors, third parties, consultants and advisors as reasonably required in the ordinary course of Tenant’s operations, provided that Tenant shall request that such parties treat the information as confidential, and (y) for compliance with a valid order of a court or other governmental body having jurisdiction, or any law, statute, or regulation, including, without limitation, filing this Lease with the SEC (as defined below) to the extent that Tenant is required to do so pursuant to applicable SEC requirements.

DocuSign Envelope ID: 5O3CE323-414A-4980-A95E-B45802F2F177

IN WITNESS WHEREOF, the parties hereto have executed this First Amendment as of the day and year first above written.

TENANT:
OMEGA THERAPEUTICS, INC.,
a Delaware corporation

By:	/s/ Mahesh Karande
Name:	Mahesh Karande
Its:	President and Chief Executive Officer

LANDLORD:

ARE-MA REGION NO. 94, LLC
a Delaware limited liability company

By: ALEXANDRIA REAL ESTATE EQUITIES, LP
a Delaware limited partnership,
managing member

By: ARE-QRS CORP.,
a Maryland corporation
general partner

By:	/s/ Allison Grochola
Name:	Allison Grochola
Title:	Senior Vice President, RE Legal Affairs